Exhibit 8.1

[Letterhead of Wyrick Robbins Yates & Ponton LLP]

March 28, 2014

Board of Directors

New Century Bancorp, Inc.

700 W. Cumberland Street

Dunn, North Carolina 28334

Board of Directors

Select Bancorp, Inc.

3600 Charles Boulevard
Greenville, North Carolina 27858

Re:	Tax Consequences—Merger of Select Bancorp, Inc. with and into

New Century Bancorp, Inc.

Ladies and Gentlemen:

We have acted as counsel to New Century Bancorp, Inc., a North Carolina corporation (“NCBC”), in connection with the proposed merger (the “Merger”) of Select Bancorp, Inc., a North Carolina corporation (“Select Bancorp”), with and into NCBC pursuant to the Agreement and Plan of Merger and Reorganization dated September 30, 2013 (the “Merger Agreement”), by and among NCBC, New Century Bank, a North Carolina banking corporation, Select Bancorp and Select Bank & Trust Company, a North Carolina banking corporation. The Merger Agreement provides for the merger of Select Bancorp with and into NCBC, with NCBC as the surviving entity. This opinion is being rendered pursuant to Section 7.2(f) of the Merger Agreement and, at your request, in connection with the filing by NCBC of the registration statement, as amended (the “Registration Statement”), on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) in connection with the Merger. Any capitalized term used and not defined herein has the meaning given to it in the Merger Agreement and the Registration Statement.

In providing the opinion set forth below, we have relied, with your consent, upon the representations and warranties contained in and the facts described in the Merger Agreement, the Registration Statement and the joint proxy statement/prospectus (the “Proxy Statement/Prospectus”) contained therein, certain written representations made by officers of NCBC and Select Bancorp on behalf of NCBC and Select Bancorp, respectively, relevant to this opinion (the “Representation Letters”), and such other records, documents, and other instruments as we have deemed appropriate for the purposes of this opinion letter.

New Century Bancorp, Inc.

Select Bancorp, Inc.

March 28, 2014

Facts

At the Effective Time, Select Bancorp will merge with and into NCBC. NCBC will be the surviving corporation in the Merger and continue its corporate existence under the laws of the State of North Carolina, and the separate existence of Select Bancorp will thereupon cease. Pursuant to the Merger, each share of Select Common Stock (“Select Common Stock”) issued and outstanding (except for such shares held by holders who have properly demanded appraisal for such shares under North Carolina law), will be converted exclusively into the right to receive 1.8264 shares of common stock of NCBC. The common stock exchange ratio of 1.8264 may be adjusted in limited circumstances, as described in greater detail in the Proxy Statement/Prospectus. Each share of Select Bancorp Senior Non-Cumulative Perpetual Preferred Stock, Series A (“Select Preferred Stock”), issued and outstanding (except for such shares held by holders who have properly demanded appraisal for such shares under North Carolina law), will be converted into the right to receive one share of NCBC preferred stock having substantially identical rights, privileges, and preferences as the Select Preferred Stock. Each holder of Select Common Stock who would otherwise have been entitled to receive a fraction of a share of NCBC common stock will receive cash (without interest) in an amount equal to such fractional part of a share of NCBC common stock multiplied by $6.3935. Additional relevant facts pertaining to NCBC, Select Bancorp and the Merger are set forth in the Merger Agreement and in the Representations Letters.

Assumptions

In rendering our opinion, we have relied upon the following assumptions with your permission:

1.            The factual statements and representations contained in the Merger Agreement and the Representation Letters are true, correct, and complete, and will continue to be true, correct, and complete through and as of the Effective Time, and that all such factual statements and representations made “to the knowledge” of any person or party or with similar qualifications are true, correct, and complete, and will continue to be true, correct, and complete through and as of the Effective Time, as if made without such qualifications. The Merger Agreement and the Representation Letters reflect all material facts relating to the Merger, NCBC, and Select Bancorp.

2.            As to all matters occurring in the future with respect to which a person or entity has represented that such person or entity expects an event or action to occur or to not occur, we have assumed that such event or action in fact will occur or will not occur in accordance with such representation.

3.            The Merger will be consummated in accordance with the terms of the Merger Agreement, and none of the terms and conditions therein have been waived or modified in any respect or will be waived or modified in any respect before the Effective Time.

4.            Select Bancorp’s only outstanding stock (as that term is used in section 368 of the Internal Revenue Code of 1986, as amended (the “Code”)) as of the Effective Time will be the Select Common Stock and the Select Preferred Stock.

5.            As to all matters with respect to which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement.

6.            Other than the Merger Agreement, there are no understandings or agreements between or among the Parties or their respective affiliates that bear directly or indirectly on the Merger.

New Century Bancorp, Inc.

Select Bancorp, Inc.

March 28, 2014

7.            The Parties will report the Merger on their federal income tax returns in a manner consistent with the opinion set forth herein, and will comply with all reporting obligations with respect to the Merger required by the Code.

8.            All documents submitted to us as certified, conformed or photostatic copies, and the originals of any such copies, are authentic; all such copies conform to the originals; all signatures on such documents are genuine, and the natural persons so signing possess the legal capacity to do so; and all documents submitted to us in draft or unexecuted form will be timely and validly executed without alteration in any respect.

In rendering our opinion, we have not undertaken any independent investigation or verification of any fact or matter set forth in any document or materials or any assumption upon which we have relied (including, without limitation, any statement or representation contained in the Representation Letters), and we expressly disclaim any intent, undertaking, or obligation to make any such investigation or verification.

Opinion

Based upon the foregoing and subject to (i) the completion of the proceedings being taken or contemplated to be taken pursuant to the Merger Agreement providing for the Merger, and (ii) the limitations, qualifications, and assumptions set forth herein and in the “Material U.S. Federal Income-Tax Consequences of the Merger” section of the Registration Statement, we are of the opinion that (under existing law):

1.            The Merger will qualify as a “reorganization” for federal income tax purposes within the meaning of section 368(a) of the Code, pursuant to section 368(a)(1)(A) of the Code.

2.            In such event, the following tax consequences will result:

a.           NCBC and Select Bancorp each will be “a party to a reorganization” (within the meaning of section 368(b) of the Code) with respect to the Merger; and

b.           No gain or loss will be recognized by holders of Select Common Stock who exchange their Select Common Stock for NCBC common stock pursuant to the Merger (except with respect to any cash received in lieu of a fractional share interest in NCBC common stock).

Qualifications

In addition to the assumptions set forth above, this opinion is subject to the following exceptions, limitations, qualifications and caveats:

1.            We express no opinion as to the laws of any jurisdiction, or of any transactions related to the Merger or contemplated by the Merger Agreement, other than the provisions of federal income tax laws under the Code and their applicability to the Merger as specified above. Our opinion is limited to the specific conclusions set forth above, and no other opinions are expressed or implied.

New Century Bancorp, Inc.

Select Bancorp, Inc.

March 28, 2014

2.            Based on your consent and agreement, our opinion is limited to the specific matters described in our opinion above, and does not address any other federal, state, local or foreign tax matters, issues, or consequences that may result from the Merger or any transaction related thereto (including any transaction undertaken in connection with the Merger). Our opinion does not deal with all aspects or details of federal taxation that may be relevant to Select Bancorp, NCBC, or their respective shareholders, or that may be relevant to a particular shareholder of Select Bancorp or NCBC based on his, her or its specific tax situation. In particular, we express no opinion regarding (i) whether and the extent to which any Select Bancorp shareholder, optionholder or warrantholder who has provided or will provide services to Select Bancorp or NCBC will have compensation income under any provision of the Code; (ii) the effects of such compensation income, including, but not limited to, the effect upon the basis and holding period of the NCBC stock or options or warrants received by any such shareholder, optionholder or warrantholder in the Merger; (iii) the potential application of the “golden parachute” provisions (sections 280G, 3121(v)(2) and 4999) of the Code, the alternative minimum tax provisions (sections 55, 56 and 57 of the Code), sections 108, 305, 306, 341, 424, or 1244 of the Code, or the regulations promulgated under such Code provisions; (iv) other than the fact that the Merger will be a reorganization within the meaning of Code section 368(a), the survival and/or availability, after the Merger, of any of the federal income tax attributes or elections of NCBC or Select Bancorp after application of any provision of the Code, the regulations promulgated thereunder, and judicial interpretations thereof; (v) the tax consequences of any transaction (other than the Merger) in which NCBC’s stock or a right to acquire NCBC’s stock was received; and (vi) the tax consequences of the Merger (including the opinion set forth above) as applied to holders of options or warrants for Select Bancorp stock or NCBC stock, or that may be relevant to the holders of shares of Select Bancorp or NCBC and/or holders of options or warrants for Select Bancorp’s stock or NCBC’s stock who hold their shares or options or warrants as part of a “straddle” or “conversion” transaction or who are dealers in securities, foreign persons, trusts or other entities, or holders of shares acquired upon exercise of stock options or in other compensatory transactions. Certain categories of shareholders or holders of options or warrants of Select Bancorp, such as corporate and/or foreign holders, may be subject to special rules not discussed herein.

3.            The foregoing opinion is being furnished for the purpose referred to in the first paragraph of this letter, and, except as noted below, this letter is not to be used or relied upon for any other purpose without our prior written consent in each instance. The opinion set forth herein is made as of the date hereof, and we assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if we become aware after the date hereof of any facts that might change the opinion expressed herein. Unless the prior written consent of our firm is obtained, this opinion is not to be quoted or otherwise referred to in any report, proxy statement or registration statement, nor is it to be filed with or furnished to any governmental agency or other person, except as otherwise set forth in this opinion or as required by law.

New Century Bancorp, Inc.

Select Bancorp, Inc.

March 28, 2014

4.            This opinion represents our best legal judgment as of the date hereof, but it has no binding effect or official status of any kind. This opinion is based on current provisions of the Code and Treasury Regulations promulgated thereunder, pertinent judicial authorities, published rulings and other administrative pronouncements of the Internal Revenue Service, and such other authorities as we have considered relevant as of the date hereof. It should be noted that statutes, regulations, judicial decisions, and administrative pronouncements are subject to change at any time, in certain circumstances with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger or any inaccuracy in the factual statements, representations, or warranties upon which we have relied, including those contained in the Merger Agreement or the Representation Letters, may affect the continuing validity of the opinion set forth herein. Any material defect in any assumption or representation on which we have relied would adversely affect our opinion.

5.            An opinion of counsel is not binding upon the Internal Revenue Service or the courts. There can be no assurance that the Internal Revenue Service will agree with the opinion set forth herein, or that if challenged by the Internal Revenue Service, the opinion will be sustained by the court. No ruling has been or will be sought from the Internal Revenue Service as to the federal tax consequences of the Merger.

6.            CIRCULAR 230 NOTICE: Because this opinion is limited in scope and does not address all aspects or details of federal taxation that might be relevant to NCBC, Select Bancorp, or their respective shareholders, please note that your ability to rely on this opinion for avoiding penalties under the Code is limited only to the specific federal tax issues described in our opinion above. Additional issues might exist that could affect the federal tax treatment of the Merger or of the parties resulting from the Merger, and this opinion does not consider or provide a conclusion with respect to any such additional issues beyond those specified herein. In the case of any significant federal tax issues that are outside of the scope of this opinion, this opinion was not written, and may not be relied upon or used, by any party for the purpose of avoiding any federal tax penalties that may be imposed on any taxpayer.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references therein to our firm. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the rules or regulations promulgated thereunder by the Commission.

Very truly yours,

Wyrick robbins Yates & ponton llp

/s/ Wyrick robbins yates & ponton LLP